HIGHLAND LAND & MINERALS, INC.                           S-9
                 PRO FORMA BALANCE SHEET                            Page 1 of 3
                    AT AUGUST 31, 1995
                        (UNAUDITED)
                 (Thousands of Dollars)

                                                    Adjustments
                                        Per Books    Dr. (Cr.)        Pro Forma

ASSETS

PROPERTY, PLANT AND EQUIPMENT           $3,070                         $3,070
LESS - ACCUMULATED DEPRECIATION,
         DEPLETION AND AMORTIZATION      1,117                          1,117
                                         1,953            0             1,953
CURRENT ASSETS
    CASH & TEMP. CASH INVESTMENTS          315        3,052 (a,b)       3,367
    NOTES RECEIVABLE- INTERCOMPANY       2,600                          2,600
    ACCOUNTS RECEIVABLE INTERCOMPANY       113                            113
    ACCOUNTS RECEIVABLE                    305                            305
    MATERIALS AND SUPPLIES                 544                            544
    PREPAYMENTS                            108                            108
                                         3,985        3,052             7,037

TOTAL ASSETS                            $5,938      $ 3,052            $8,990

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
    CAPITAL STOCK OF SUBSIDIARIES       $    5                         $    5
    PAID IN CAPITAL                        445                            445
    EARNINGS REINVESTED IN THE
       BUSINESS                          4,656          124 (b,c)       4,532
TOTAL CAPITALIZATION                     5,106          124             4,982

CURRENT AND ACCRUED LIABILITIES
    ACCOUNTS PAYABLE                         9                              9
    ACCOUNTS PAYABLE-INTERCOMPANY          392                            392
    NOTES PAYABLE INTERCOMPANY               -       (3,242)(a)         3,242
    OTHER ACCRUALS AND CURRENT LIAB.       456           66 (c)           390
                                           857       (3,176)            4,033

DEFERRED CREDITS
    ACCUMULATED DEFERRED INCOME
      TAXES                                (34)                           (34)
    OTHER DEFERRED CREDITS                   9                              9
                                           (25)           0               (25)

TOTAL CAPITALIZATION AND LIABILITIES    $5,938       (3,052)           $8,990

SEE NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS.

                    HIGHLAND LAND & MINERALS, INC.                    S-9
                   PROFORMA STATEMENTS OF INCOME AND                Page 2 of 3
                  EARNINGS REINVESTED IN THE BUSINESS
             FOR THE TWELVE MONTHS ENDED AUGUST 31, 1995
                           (UNAUDITED)
                      (Thousands of Dollars)

                                                     Adjustments
                                       Per Books     Dr. (Cr.)       Pro Forma

OPERATING REVENUES                     $8,101                        $8,101

OPERATING EXPENSES:
        OPERATION EXPENSE               6,745                         6,745
        PROPERTY, FRANCHISE &
           OTHER TAXES                     87                            87
        DEPRECIATION, DEPLETION &
           AMORTIZATION                   272                           272
        INCOME TAXES - NET                386         (66)(c)           320
                                        7,490         (66)            7,424

OPERATING INCOME                          611         (66)              677

OTHER INCOME                              203                           203

INCOME BEFORE INTEREST CHARGES            814         (66)              880

INTEREST CHARGES:
        INTEREST - INTERCOMPANY             -         190 (b)           190
                                            -         190               190

NET INCOME                                814         124               690

EARNINGS REINVESTED IN THE BUSINESS
   BALANCE AT SEPTEMBER 1, 1994         3,842                         3,842
                                        4,656         124             4,532
   DIVIDENDS ON COMMON STOCK                -                             -
   BALANCE AT AUGUST 31, 1995          $4,656        $124            $4,532

SEE NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS.

               HIGHLAND LAND & MINERALS, INC.                         S-9
                PRO FORMA ADJUSTING ENTRIES                         Page 3 of 3
                   AS OF AUGUST 31, 1995
                        (UNAUDITED)
                   Thousands of Dollars)

                                                    Debit            Credit
          (a)
Cash                                                3,242
     Notes Payable Intercompany - Current                            3,242

To increase money pool borrowings
to allocable share of incremental borrowings.

          (b)
Interest Expense Intercompany                         190
     Cash                                                              190

To record interest expense on borrowings in entry (a) at a rate of 5.845%.

          (c)
Income Tax Payable                                     66
     Income Tax Expense                                                 66

To record tax effect of entry (b) at 35%.